Columbia Funds Variable Insurance Trust I

Columbia Marsico International Opportunities Fd, Var Ser
Columbia Marsico Focused Equities Fund, Variable Series
Columbia Marsico 21st Century Fund, Variable Series
Columbia Marsico Growth Fund, Variable Series
Columbia Mid Cap Growth Fund, Variable Series
Columbia High Yield Fund, Variable Series (the "Funds")


Item 77D/77Q1(b):

On April 29, 2008, a Form Type 485BOS, Accession Number (0001193125-08-094810), Post-Effective Amendment Number 26 to the registration statement of Columbia Funds Variable Insurance Trust I on behalf of the Funds referenced above was filed with the SEC. It is hereby incorporated by reference as part of the response to Items 77D and 77Q1(b) of Form N-SAR. The post-effective amendment disclosed certain changes that were made to the Funds' policies with respect to security investments.


77E Legal Proceedings Note

On February 9, 2005, Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia") and Columbia Funds Distributor, Inc. (which has been renamed Columbia Management Distributors, Inc.) (the "Distributor") (collectively, the "Columbia Group") entered into an Assurance of Discontinuance with the New York Attorney General ("NYAG") (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the Securities and Exchange Commission ("SEC") (the "SEC Order") on matters relating to mutual fund trading.

Under the terms of the SEC Order, the Columbia Group agreed, among other things, to: pay $70 million in disgorgement and $70 million in civil money penalties; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures; and retain an independent distribution consultant (see below). The Columbia Funds have also voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees. The NYAG Settlement also, among other things, requires Columbia and its affiliates to reduce management fees for certain Columbia Funds (including the former Nations Funds) and other mutual funds collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions.

Pursuant to the procedures set forth in the SEC Order, the $140 million in settlement amounts described above is being distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.
Distributions under the distribution plan began in late June 2007.

A copy of the SEC Order is available on the SEC website at http://www.sec.gov. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005.
In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL'').
Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia, the Distributor, the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia funds to an exemption from contingent deferred sales charges upon early redemption ("the CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.

In 2004, the Columbia Funds' adviser and distributor and certain affiliated entities and individuals were named as defendants in certain purported shareholder class and derivative actions making claims, including claims under the Investment Company and the Investment Advisers Acts of 1940 and state law. Certain Columbia Funds were named as nominal defendants. The suits allege, inter alia, that the fees and expenses paid by the funds are excessive and that the advisers and their affiliates inappropriately used fund assets to distribute the funds and for other improper purposes. On March 2, 2005, the actions were consolidated in the Massachusetts federal court as In re Columbia Entities Litigation. The plaintiffs filed a consolidated amended complaint on June 9, 2005. On November 30, 2005, the judge dismissed all claims by plaintiffs and entered final judgment in favor of the defendants. The plaintiffs appealed to the United States Court of Appeals for the First Circuit on December 30, 2005. A stipulation and settlement agreement dated January
19, 2007 was filed in the First Circuit on February 14, 2007, with a joint stipulation of dismissal and motion for remand to obtain district court approval of the settlement. That joint motion was granted and the appeal was dismissed. On March 6, 2007, the case was remanded to the District Court. The settlement, approved by the District Court on September 18, 2007, became effective October 19, 2007. Pursuant to the settlement, the funds' adviser and/or its affiliates made certain payments, including plaintiffs' attorneys' fees and costs of notice to class members.



Exhibit 77Q(1)(e)
INVESTMENT SUB-ADVISORY AGREEMENT
COLUMBIA FUNDS VARIABLE INSURANCE TRUST I

      THIS AGREEMENT is made as of December 14, 2007, by and among COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), MARSICO CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Sub-Adviser"), and COLUMBIA FUNDS VARIABLE INSURANCE
TRUST I, a Delaware statutory trust (the "Trust"), on behalf of those series of the Trust now or hereafter identified on
Schedule I (each, a "Fund" and collectively, the "Funds").

      WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company
Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

      WHEREAS, the Sub-Adviser is also registered with the Commission as an investment adviser under the Advisers Act;

      WHEREAS, the Adviser and the Trust have entered into an investment advisory agreement (the "Investment Advisory Agreement"), pursuant to which the Adviser manages the investment operations of each Fund and may delegate certain duties of the Adviser to one or more investment sub-adviser(s);

      WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (defined herein) of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage the portfolio investments of the Funds; and

      WHEREAS, this Agreement supersedes a prior investment sub-advisory agreement among the parties, dated September 30, 2006, that has been terminated as a result of its assignment in connection with a change of control of the Sub-Adviser;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

      1.	Appointment of Sub-Adviser.  The Adviser hereby
appoints the Sub-Adviser and the Sub-Adviser hereby agrees to manage the portfolio investments of each Fund subject to the terms of this Agreement and subject to the supervision of the Adviser and the Board.

      2.	Services of Sub-Adviser.  The Sub-Adviser shall
perform all services necessary for the management of the portfolio investments of each Fund, including but not limited to:

(a)	Managing the investment and reinvestment of all assets,
now or hereafter acquired by each Fund, including determining what securities and other investments are to be purchased or sold for each Fund and executing transactions accordingly;

(b)	Transmitting trades to each Fund's custodian for settlement
in accordance with each Fund's procedures and as may be directed by the Trust;

(c)	Assisting in the preparation of all shareholder
communications, including shareholder reports, and participating in shareholder relations;

(d)	Making recommendations, or making determinations under
authority delegated by the Adviser or the Trust, as to the manner in which voting rights, rights to consent to Fund action and any other rights pertaining to each Fund's portfolio securities shall be exercised; provided, however, that the Sub-Adviser shall be given reasonable prior notice should the Adviser or the Trust determine to direct the Sub-Adviser in its exercise of such rights;

(e)	Making recommendations to the Adviser and the Board with
respect to Fund investment policies and procedures, and carrying out such investment policies and procedures as are approved by the Board or by the Adviser under authority delegated by the Board to the Adviser;

(f)	Supplying reports, evaluations, analyses, statistical data
and information within its possession or control to the Adviser, the Board or to the Funds' officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with
Section 3(a) of this Agreement;

(g)	Maintaining all required books and records with respect to
the investment decisions and securities transactions for each Fund;

(h)	Furnishing any and all other services, subject to review by
the Board, that the Adviser from time to time reasonably determines to be necessary to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time-to-time.

      3.	Responsibilities of Sub-Adviser.  In carrying out its
obligations under this Agreement, the Sub-Adviser agrees that it will:
(a)	Comply with all applicable law, including but not limited to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder and the conditions of any order affecting the Trust or a Fund issued thereunder;

(b)	Use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(c)	The Sub-Adviser acknowledges that the Funds may engage in
transactions with certain investment sub-advisers in the Columbia Funds Family (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other investment sub-adviser of a Columbia Fund in the Columbia Funds Family concerning transactions for a Fund in securities or other investments, other than for purposes of complying with the conditions of Rule 12d3-1(a) and

(b). With respect to a Fund with one or more investment sub-advisers in addition to the Sub-Adviser, the Sub-Adviser shall be limited to providing investment advice only with respect to the portion of the Fund's assets as the Adviser may determine from time to time, and shall not consult with any other investment sub-adviser to the Fund that is a principal underwriter or an affiliated person of a principal underwriter concerning transactions for the Fund in securities or other investments.

(d)	Not make loans to any person for the purpose of purchasing
or carrying Fund interests;

(e)	Place, or arrange for the placement of, all orders pursuant
to its investment determinations for the Funds either directly with the issuer or with any broker or dealer (including any affiliated broker or dealer). In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider whether such broker or dealer furnishes research and other information or services to the Sub-Adviser; and

(f)	Adhere to the investment objective, strategies, policies and procedures of the Trust adopted on behalf of each Fund.

      4.	Confidentiality of Information.  Each party agrees
that it will treat confidentially all information provided by another party regarding such other party's business and operations, including without limitation the investment activities or holdings of a Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

      5.	Services Not Exclusive. The services furnished by the
Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more accounts managed by the Sub-Adviser, the available securities or investments may be allocated in a manner believed by the Sub-Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by a Fund.

      6.	Delivery of Documents.  The Trust will provide the
Sub-Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust's Certificate of Trust, as filed with the Secretary of State of Delaware, and Declaration of Trust (such Declaration of Trust, as presently in effect and as from time-to-time amended, is herein called the "Declaration of Trust");

(b)	the Trust's Bylaws, if any;

(c)	the most recent prospectus(es) and statement(s) of additional information relating to each Fund (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and

(d)	any and all applicable policies and procedures approved by
the Board.

      The Trust will promptly furnish the Sub-Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

      7.	Books and Records.  In compliance with the requirements
of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for each Fund under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust or the Adviser any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      8.	Expenses of the Funds.  Except to the extent expressly
assumed by the Sub-Adviser and except to any extent required by law to be paid or reimbursed by the Sub-Adviser, the Sub-Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Funds. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other Fund service providers' fees and expenses, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings and the cost of preparing and distributing reports and notices to shareholders. The Sub-Adviser shall pay all other expenses incurred by it in connection with its services under this Agreement.

      9.	Compensation.  Except as otherwise provided herein, for
the services provided to each Fund and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee determined in accordance with Schedule I attached hereto. It is understood that the Adviser shall be solely responsible for compensating the Sub-Adviser for performing any of the duties delegated to the Sub-Adviser and the Sub-Adviser agrees that it shall have no claim against the Trust or any Fund with respect to compensation under this Agreement.

      10.	Liability of Sub-Adviser.  The Sub-Adviser shall not
be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser or any of its officers, directors, employees or agents, in connection with the performance of their duties under this Agreement, from reckless disregard by it or its officers, directors, employees or agents of any of their obligations and duties under this Agreement or from any violations of securities laws, rules, regulations, statutes and codes, whether federal or state, by the Sub-Adviser or any of its officers, directors, employees or agents.

      11.	Term and Approval.  This Agreement will become effective
as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date. This Agreement will become effective with respect to each additional Fund as of the date set forth on Schedule I when each such Fund is added thereto. The Agreement shall continue in effect for a Fund after the second anniversary of the effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Fund at least annually:

(a)(i)	by the Board or (ii) by the vote of "a majority of the
outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

(b)	by the affirmative vote of a majority of the Trustees of the
Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

      12.	Termination.  This Agreement may be terminated without
payment of any penalty at any time by:

(a)	the Trust with respect to a Fund, by vote of the Board or
by vote of a majority of a Fund's outstanding voting securities, upon sixty (60) days' written notice to the other parties to this Agreement; or

(b)	the Adviser or the Sub-Adviser with respect to a Fund, upon
sixty (60) days' written notice to the other parties to this Agreement.

      Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order. For the purposes of this paragraph, the definitions contained in Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act shall apply.

      13.	Code of Ethics.  The Sub-Adviser represents that it
has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser or the Trust with a copy of such code, any amendments or supplements thereto and its policies and/or procedures implemented to ensure compliance therewith.

      14.	Insurance.  The Sub-Adviser shall maintain for the
term of this Agreement and provide evidence thereof to the Trust or the Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to Adviser.

      15.	Representations and Warranties.  Each party to this
Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The Sub-Adviser further represents and warrants that it is duly registered as an investment adviser under the Advisers Act.

      16.	Amendment of this Agreement.  No provision of this
Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      17.	Notices.  Any notices under this Agreement shall be
in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be One Financial Center, Boston, Massachusetts, 02111, Attention:
Secretary, that of the Adviser shall be One Financial Center, Boston, Massachusetts, 02111, Attention: President, and that of the Sub-Adviser shall be 1200 17th Street, Suite 1600, Denver, Colorado 80202,
Attention: General Counsel. The Sub-Adviser agrees to promptly notify the Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (ii) any material change in the Sub-Adviser's business activities; (iii) any event that would constitute a change in control of the Sub-Adviser;
(iv) any change in the portfolio manager of a Fund; (v) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to any Fund; and (vi) any material violation of the Sub-Adviser's code of ethics.

      18.	Release.  The names "Columbia Funds Variable Insurance
Trust I" and "Trustees of Columbia Funds Variable Insurance Trust I" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

      19.	Miscellaneous.  This Agreement contains the entire
understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      20.	Governing Law.  This Agreement shall be governed by,
and construed in accordance with, Delaware law and the federal securities laws, including the 1940 Act and the Advisers Act.

      21.	Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed an original.

      22.	Use of the Name "Marsico".  Sub-Adviser hereby consents
to and grants a non-exclusive license for the use by the Trust to the phrase "Marsico Capital", the identifying word "Marsico" in the name of the Funds and any logo or symbol authorized by the Sub-Adviser. Such consent is conditioned upon the Trust's employment of Sub-Adviser or its affiliates as sub-investment adviser to the Funds. Sub-Adviser may from time to time use the phrase "Marsico Capital" or the identifying word "Marsico" or logos or symbols used by Sub-Adviser in other connections and for other purposes, including without limitation in the names of other investment companies, corporations or businesses that it may manage, advise, sponsor or own or in which it may have a financial interest. Sub-Adviser may require the Trust to cease using the phrase "Marsico Capital" or the identifying word "Marsico" in the name of the Funds or any logo or symbol authorized by Sub-Adviser if the Trust ceases to employ Sub-Adviser or an affiliate thereof as sub-investment adviser.

      23.	Use of the Name "Columbia Funds".  The Sub-Adviser agrees
that it will not use the name "Columbia Funds", any derivative thereof, or the name of the Adviser, the Trust or any Fund except in accordance with such policies and procedures as may be mutually agreed to in writing. The parties hereto agree that the Sub-Adviser shall be permitted to include in its promotional or marketing literature statements to the effect that it manages the portfolio investments of any Columbia Fund(s) with respect to which it serves as investment sub-adviser.


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

			COLUMBIA FUNDS VARIABLE INSURANCE TRUST I on behalf of the Funds


			By:   /s/ J. Kevin Connaughton
				J. Kevin Connaughton
				Senior Vice President, Treasurer
				and Chief Financial Officer



	 		COLUMBIA MANAGEMENT ADVISORS, LLC

			By:    /s/ Christopher L. Wilson
				Christopher L. Wilson
				Managing Director



			MARSICO CAPITAL MANAGEMENT, LLC

			By:    /s/ Christopher J. Marsico
				Christopher J. Marsico
      				President


SCHEDULE I

The following fee schedule shall be applicable to the Funds from December 14, 2007 to December 31, 2007:

	The Adviser shall pay the Sub-Adviser as, full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:


Fund                          Rate of Compensation Effective Date
Columbia Marsico Growth Fund,
  Variable Series                    0.45%         December 14, 2007
Columbia Marsico Focused Equities
Fund, Variable Series                0.45%         December 14, 2007
Columbia Marsico 21st Century Fund,
Variable Series                      0.45%         December 14, 2007
Columbia Marsico International
Opportunities Fund, Variable Series  0.45%         December 14, 2007

The following fee schedule shall be applicable to the Funds beginning January 1, 2008:

	The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for Columbia Marsico International Opportunities Fund, Variable Series, computed daily and payable monthly at the annual rates listed below as a percentage of the aggregate average daily net assets of Columbia international equity funds or portions thereof sub-advised by the Sub-Adviser ("International Funds")*:

0.45% on aggregate assets of the International Funds up to $6 billion 0.40% on aggregate assets of the International Funds between $6 billion and $10 billion
0.35% on aggregate assets of the International Funds above $10 billion

	* For purposes of this fee calculation, the assets sub-advised by the Sub-Adviser in the following Columbia Funds will be aggregated:
(i) Columbia Marsico International Opportunities Fund, Variable Series;
(ii) Columbia Marsico International Opportunities Fund; (iii) Columbia Multi-Advisor International Equity Fund; and (iv) any future Columbia international equity fund sub-advised by the Sub-Adviser which the Adviser and the Sub-Adviser mutually agree in writing.

                                  *****

	The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for Columbia Marsico Growth Fund, Variable Series, Columbia Marsico Focused Equities Fund, Variable Series and Columbia Marsico 21st Century Fund, Variable Series, computed daily and payable monthly at the annual rates listed below as a percentage of the aggregate average daily net assets of Columbia U.S. equity funds or portions thereof sub-advised by the Sub-Adviser ("U.S. Funds")*:

0.45% on aggregate assets of the U.S. Funds up to $18 billion
0.40% on aggregate assets of the U.S. Funds between $18 billion and $21 billion
0.35% on aggregate assets of the U.S. Funds above $21 billion

* For purposes of this fee calculation, the assets sub-advised by the Sub-Adviser in the following Columbia Funds will be aggregated: (i) Columbia Marsico Growth Fund, Variable Series; (ii) Columbia Marsico Focused Equities Fund, Variable Series; (iii) Columbia Marsico 21st Century Fund, Variable Series; (iv) Columbia Marsico Growth Master Portfolio; (v) Columbia Marsico Focused Equities Fund; (vi) Columbia Marsico 21st Century Fund; and (vii) any future Columbia U.S. equity fund sub-advised by the Sub-Adviser which the Adviser and the Sub-Adviser mutually agree in writing.


Effective as of the 28th day of February, 2008.

			COLUMBIA FUNDS VARIABLE INSURANCE TRUST I on behalf of the Funds

			By:   /s/ J. Kevin Connaughton
				J. Kevin Connaughton
				Senior Vice President, Treasurer
				and Chief Financial Officer



			COLUMBIA MANAGEMENT ADVISORS, LLC

			By:    /s/ Christopher L. Wilson
				Christopher L. Wilson
				Managing Director



			MARSICO CAPITAL MANAGEMENT, LLC

			By:    /s/ Christopher J. Marsico
				Christopher J. Marsico
      				President